Exhibit 4.180

Shareholder Contribution Agreement of

JRJ (Zhuhai) Asset Management Co., Ltd.

This Agreement is made and concluded by and among the following parties in Beijing on December 18, 2017:

Party A: China Finance Online (Beijing) Co., Ltd. (hereinafter referred to as “Party A” or “JRJ”)

Domicile: Suite 946-949, Block C, International Enterprise Building, 35 Financial Street, Xicheng District, Beijing

Legal representative: Zhiwei Zhao

Party B: Zhuhai Jinshi Zhongrui Investment Co., Ltd. (hereinafter referred to as “Party B” or “Guojing Fund”)

Domicile: Suite 105 -35516, 6 Baohua Road, Hengqin New District, Zhuhai City

Legal representative: Jijun Zhang

Party C: Shenzhen Thinking Power Investment Co., Ltd. (hereinafter referred to as “Party C” or “Thinking Power”)

Domicile: Suite 201, Building A, 1 Qianwan 1st Road, Qianhai Shenzhen-Hong Kong Cooperative Zone, Shenzhen

Legal representative: Jinlian Xu

Party D: Shenzhen Jinghong Investment Management Co., Ltd. (“Party D” or “Jinghong Investment”)

Domicile: Suite 201, Building A, 1 Qianwan 1st Road, Qianhai Shenzhen-Hong Kong Cooperative Zone, Shenzhen

Legal representative: Chao Li

Whereas Party A, Party B, Party C and Party D, upon friendly consultation, have unanimously agreed to jointly make capital contribution, by each party itself or through an entity designated by each party, to set up JRJ (Zhuhai) Asset Management Co., Ltd. (hereinafter referred to as the “Company”). Now therefore, they entered into the following agreements in accordance with the Company Law of the People’s Republic of China (hereinafter referred to as the “Company Law”) and other applicable laws and regulations to clarify the rights and obligations of each party.

Article 1 Name of Company: JRJ (Zhuhai) Asset Management Co., Ltd. In respect of the actual name of the Company, the name approved by the company registration authority shall prevail.

Legal Representative: Jinlian Xu

Form of Organization: limited liability company

Liabilities for Company’s Debts: Party A, Party B, Party C and Party D shall each bear limited liability for the Company’s debts to the extent of its subscribed capital contribution. The Company shall bear liability for the Company’s debts with all of its properties.

Article 2 Business Scope of Company: asset management services, investment management and related consulting services; equity investment fund management; investment and financing management and related consulting services.

Article 3 The Company shall have a term of operation of thirty years, as from the date of its business license.

Article 4 The Company shall have a registered capital of RMB 10 million, which shall be contributed in currency.

Article 5 amount and way of capital contribution of each party shall be as follows:

No.	Name of Shareholder	Subscribed Amount (RMB 10K)	Shareholding Ratio (%)	Way of Contribution
1	JRJ	270	27	in cash
2	Guojing Fund	260	26	in cash
3	Thinking Power	270	27	in cash
4	Jinghong Investment	200	20	in cash
Total	—	1000	100

Article 6 All parties shall pay their first instalment of capital contribution, RMB 3 million in aggregate, by February 28, 2018, with each party paying its own share in proportion to subscribed capital contribution, and the balance shall be paid in installments within 5 years.

If any party fails to pay its capital contribution in accordance with the provisions of the preceding paragraph, then in addition to paying its capital contribution in full to the Company, it shall bear liability for breach to other parties who have paid their contributions in full and on schedule.

Article 7 Where any party transfer all or part of its capital contribution to a third party, it shall obtain the consent of all other parties, and all other parties have a right of first refusal.

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Article 8 Party A, Party B, Party C and Party D shall, respectively, distribute profits in proportion to its paid-up capital contribution.

Article 9 The shareholders of the Company shall enjoy the following rights:

(1) to apply for the incorporation of the Company, and to keep abreast of the progress of the incorporation of the Company.

(2) to sign the legal documents required to be signed during the incorporation of the Company, and to audit the preparation costs incurred during the incorporation.

(3) to vote in proportion to capital contribution at shareholders’ meetings.

(4) to elect and to be elected as a member of organizations of the Company.

(5) to receive dividend in proportion to capital contribution.

(6) to distribute the remaining properties in proportion to capital contribution when the Company is dissolved or liquidated.

(7) to enjoy a right of preemption when the Company increases its registered capital.

(8) to enjoy a right of first refusal when a shareholder transfers its shares.

(9) to access to and copy the articles of association, minutes of shareholders’ meetings and financial reports of the Company.

(10) to transfer equity in accordance with law.

(11) to petition relevant people’s court to dissolve the Company, if the Company has serious difficulties in operation and management to the extent that the continuing existence of the Company will cause substantial losses to the shareholders with no way to improve.

Article 10 The shareholders of the Company shall bear the following obligations:

(1) to provide, in a timely manner, the documents and materials necessary for applying for the incorporation of the Company.

(2) if the Company suffers any losses due to a promoter’s fault during the incorporation of the Company, to compensate for such losses.

(3) if a promoter fails to pay its capital contribution on time as agreed herein, then in addition to paying up the capital contribution payable by it to the Company, it shall compensate for the losses suffered by other promoters due to its such failure.

(4) after the incorporation of the Company, no promoter may withdraw its capital contribution, and if the actual value of the capital contribution made other than in currency is less than the value of capital contribution payable, the difference shall be made up.

(5) to bear their respective obligations under relevant provisions of national laws and the articles of association of the Company, after the incorporation of the Company.

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Article 11 The Company shall have a board of shareholders, which shall have the powers:

(1) to determine the Company’s operation strategies and investment plans;

(2) to elect and replace directors and supervisors who are not employee representatives, and to determine on the remuneration of directors and supervisors;

(3) to deliberate and approve the reports from the board of directors

(4) to deliberate and approve the reports from the board of supervisors or the supervisors;

(5) to deliberate and approve the annual financial budget plans and final account plans of the Company;

(6) to deliberate and approve the profit distribution plans and loss making-up plans of the Company;

(7) to make resolutions on the increase or decrease of the registered capital of the Company;

(8) to make resolutions on the issuance of bonds of the Company;

(9) to make resolutions on the Company’s merger, division, dissolution, liquidation or change to form;

(10) to amend the articles of association of the Company;

(11) to make resolutions on the investments, loans or guarantees made by the funds managed by the Company and the companies held by the Company with a value of over [RMB 3 million] / year;

(12) to make resolutions on the disposal by the funds managed by the Company and the companies held by the Company of assets with a value of over [RMB 3 million];

(13) to make resolutions on the execution of significant contracts by the funds managed by the Company and the companies held by the Company with a contract price of over [RMB 3 million];

(14) other powers as stipulated in the articles of association of the Company.

If the shareholders agree unanimously in writing in any of the matters set out in the preceding paragraph, a resolution on such matter may be made without convening a shareholders’ meeting, and all shareholders shall sign and seal such written resolution.

Article 12 A resolution of the board of shareholders may be passed only if voted for by shareholders representing more than two-thirds of the voting rights.

Article 13 A general shareholders’ meeting of the Company shall be held in April each year. If proposed by more than one-third of shareholders, an extraordinary meeting shall be convened accordingly.

Article 14 The Company shall have a board of directors. The board of directors shall be composed of 5 members, with each party appointing one director and an external independent director beyond such four directors so appointed. The chairman shall be appointed by Party C. The chairman and other directors shall have a term of office of three years, and may serve consecutive terms if re- appointed. A resolution of the board of directors may be passed only if supported by more than two-thirds of all directors.

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Article 15 The board of directors shall be responsible to the board of shareholders and shall have the powers:

(1) to convene a shareholders ‘meeting and report to the board of shareholders;

(2) to implement the resolutions of the board of shareholders;

(3) to determine the business plans and investment programs of the Company;

(4) to develop the annual financial budget plans and final account plans of the Company;

(5) to develop the profit distribution plans and loss making-up plans of the Company;

(6) to develop the plans for the Company’s increase or decrease of the registered capital and issuance of bonds;

(7) to develop the plans for the Company’s merger, division, dissolution or change to form;

(8) to determine on the setting-up of the internal management bodies of the Company;

(9) to determine on the engagement or dismissal of the general manager of the Company and its remuneration, and based on the general manager’s nomination, to determine on the engagement or dismissal of the deputy general manager and chief financial officer and their remuneration;

(10) to develop the basic management system of the Company;

(11) to make resolutions on the investments, loans or guarantees made by the funds managed by the Company and the companies held by the Company with a value of over [RMB 0.5 million] / year;

(12) to make resolutions on the disposal by the funds managed by the Company and the companies held by the Company of assets with a value of over [RMB 0.5 million];

(13) to make resolutions on the execution of significant contracts by the funds managed by the Company and the companies held by the Company with a contract price of over [RMB 0.5 million];

(14) to prepare the annual budget, annual accounts, financial statements and the like of the funds managed by the Company and the companies held by the Company; and

(15) other powers as stipulated in the articles of association of the Company.

Article 16 The Company shall have no board of supervisors other than a supervisor appointed by Party B. The supervisor shall have a term of office of three years, and may serve consecutive terms upon the expiration of a term.

If no reelection is conducted in a timely manner upon the expiration of a term of office of the supervisor, or the supervisor resigns during its term of office, then before the appointment of a new supervisor, the original supervisor shall perform its duties as supervisor in accordance with the provisions of laws, administrative regulations and the articles of association of the Company.

Neither director nor officer may serve as supervisor concurrently.

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Article 17 The supervisor’s specific duties shall include:

(1) to inspect the Company’s financial affair;

(2) to supervise the performance by the directors and officers of their duties, and to propose the dismissal of directors and officers who violate laws, administrative regulations, the articles of association of the Company or the resolution of the board of shareholders;

(3) to require directors and officers to correct their acts (if any) detrimental to the interests of the Company;

(4) to propose an extraordinary shareholders’ meeting, and to convene and preside over a shareholders’ meeting when the board of directors fails to perform its duties of convening and presiding over the shareholders’ meeting as stipulated herein;

(5) to make proposals at a shareholders’ meeting;

(6) to institute legal proceedings against directors and officers in accordance with the provisions of Article 151 of the Company Law,;

(7) other powers as stipulated in the articles of association of the Company.

Article 18 The Company shall have an operation and management body, which shall be responsible for the daily management of the Company. The operation and management body shall have a general manager, who shall be appointed by the board of directors and shall have a term of office of three years.

Article 19 The general manager shall implement the resolutions of the board of directors, and organize and lead the daily operation and management of the Company, and shall have the powers:

(1) to preside over the production, operation and management of the Company, organize the implementation of the resolutions of the board of directors, and report work to the board of directors;

(2) to organize the implementation of the annual business plans and investment programs of the Company;

(3) to draft the plans for setting up the internal management bodies of the Company;

(4) to draft the basic management system of the Company;

(5) to develop the specific rules of the Company;

(6) to petition the board of directors to engage or dismiss the deputy general manager and chief financial officer of the Company;

(7) to determine on the engagement or dismissal of officers other than those who shall be engaged or dismissed by the board of directors;

(8) other powers conferred in the articles of association or conferred by the board of directors.

Article 20 In the event of any malpractice or serious misconduct by the general manager and other officers, such general manager and officers may be dismissed at any time upon the resolution of the board of directors.

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Article 21 It is agreed that, upon the successful incorporation of the Company, the total expenses incurred in incorporating the Company shall be included in the opening costs of the Company and shall be borne by the Company being incorporated.

If the application for the incorporation of the Company cannot reflect the original intentions of the shareholders for some reasons, then upon the unanimous consent of all shareholders, such application may be terminated, with all expenses incurred to be shared among promoters in proportion to capital contribution.

Article 22 this Agreement shall be rescinded if:

(1) the term of operation as stipulated in this Agreement expires or other reasons for dissolution as stipulated in the articles of association of the Company arise;

(2) the Company needs to be dissolved for merger or division;

(3) the Company has its business license revoked, is ordered to close or is cancelled in accordance with law;

(D) the Company is declared bankrupt;

(5) all capital contributors unanimously agree to terminate this Agreement.

Article 23 After the termination of this Agreement:

(1) all capital contributors shall jointly conduct a liquidation, and if necessary, may engage a neutral party to join in the liquidation;

(2) if there is any surplus after the liquidation, the capital contributors may, only after the full repayment by the Company of all debts, request the return of their capital contribution and distribute the remaining properties in proportion to capital contribution;

(3) if there is a deficit after liquidation, the parties shall bear the deficit in proportion to capital contribution, and where shareholders shall bear joint and several liabilities for the debts of the Company, the parties shall bear repay the debts in proportion to capital contribution.

Article 24 If either party hereto fails to pay its capital contribution as scheduled and in full as agreed herein, then for each day delayed, the breaching party shall pay other parties liquidated damages at 0.05% on its capital contribution; if such capital contribution is overdue for over three months, all other parties are entitled to rescind the agreement.

Article 25 If this Agreement cannot be performed or cannot be fully performed due to either party’s fault, the faulty party shall bear the losses suffered by the Company and other parties due to such fault.

Article 26 Any dispute that arises during the performance of this Agreement shall be resolved through consultation by all parties concerned, or through mediation by relevant departments. If such consultation or mediation fails, it may be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of the commission. The arbitral award shall be final and binding on all parties.

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Article 27 If, due to earthquake, typhoon, flood, war and other unforeseeable force majeure whose occurrence and consequences cannot be prevented or avoided, the performance of this Agreement is directly affected or this Agreement cannot be performed on agreed terms, the party suffering from such force majeure shall immediately inform other parties, and within 15 calendar days, provide the details of such force majeure and a valid certificate proving the reasons why this Agreement cannot be performed or cannot be fully performed or the performance of this Agreement needs to be delayed, which certificate shall be issued by the notary office in the place where such force majeure occurs. Based on the extent of the effect of such force majeure on the performance of this Agreement, the parties shall, upon negotiation, determine whether to rescind this Agreement, or exempt relevant party from part of its responsibility to perform this Agreement, or postpone the performance of this Agreement. Once the force majeure disappears, the affected party shall immediately take measures to continue performing this Agreement to be performed.

Article 28 Each party hereto makes the following representations and warranties:

(1) it has the lawful right or authority to sign this Agreement.

(2) all funds invested by it in the Company are the properties legally obtained by it.

(3) all documents, materials and the like submitted by it to the Company are true, accurate and valid.

Article 29 Any matters not addressed in this Agreement shall be handled in accordance with relevant laws and regulations. And, the parties may add certain terms by signing supplementary agreements. The supplemental agreements shall be an integral part of this Agreement and have the same legal effect as this Agreement.

Article 30 This Agreement shall become effective upon signature and official seal by all legal-person parties’ respective legal representative or authorized representative and signature by all natural-person parties in person, and as of the date first written above.

Article 31 this Agreement shall be executed in [six] counterparts, which shall have the same legal effect, with Party A, Party B, Party C and Party D each holding one copy, and the remaining kept by the Company as backup.

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[The remainder of this page is intentionally left blank][Signature and Seal Page of Shareholder Contribution Agreement of JRJ (Zhuhai) Asset Management Co., Ltd.]

Sealed by Party A: China Finance Online (Beijing) Co., Ltd.

Signed by its legal representative or authorized representative:

Sealed by Party B: Zhuhai Jinshi Zhongrui Investment Co., Ltd.

Signed by its legal representative or authorized representative:

Sealed by Party C: Shenzhen Thinking Power Investment Co., Ltd.

Signed by its legal representative or authorized representative:

Sealed by Party D: Shenzhen Jinghong Investment Management Co., Ltd.

Signed by its legal representative or authorized representative:

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